Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS WARRANT ISSUED BY SAB BIOTHERAPEUTICS, INC. (THE “COMPANY”) HAVE BEEN ACQUIRED FOR INVESTMENT. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND UNDER STATE SECURITIES LAWS.

WARRANT FOR THE PURCHASE OF

300,000 SHARES

OF

SAB BIOTHERAPEUTICS, INC.

1.    Warrant. THIS CERTIFIES THAT, for value received, Ladenburg Thalmann & Co. Inc. or its registered assigns (the “Holder”), as registered owner of this Warrant, is entitled, at any time or from time to time on or after the date hereof (“Commencement Date”) and on or before 5:00 p.m., Eastern time, on the three year anniversary of the date hereof but not thereafter (“Expiration Date”), to subscribe for, purchase and receive, in whole or in part, up to Three Hundred Thousand (300,000) shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period beginning on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate the Warrant. This Warrant is initially exercisable at $0.5424 per share of Common Stock so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Warrant, including the exercise price per share of Common Stock and the number of shares of Common Stock to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price as adjusted pursuant to Section 6.

2.	Exercise.

2.1    Exercise Form. In order to exercise this Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Warrant and payment of the Exercise Price for each of the shares of Common Stock being purchased payable in cash or by certified check or official bank check or pursuant to Section 2.3 hereof. If the Company does not cause the shares of Common Stock to be issued upon proper exercise of this Warrant within five (5) days of the delivery of all items in the prior sentence, the Holder shall be entitled to rescind its exercise and cause a new exercise of this Warrant to be effected when and if desired. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date, this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2    Legend. Each certificate for the shares of Common Stock purchased under this Warrant shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (“Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”), or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”

2.3    Cashless Exercise.

2.3.1    Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of shares of Common Stock for which this Warrant is being exercised in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert on a cashless basis any exercisable but unexercised portion of this Warrant into shares of Common Stock (“Cashless Exercise Right”) as follows: upon exercise of the Cashless Exercise Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of shares of Common Stock equal to (x) the “Value” (as defined below) of the portion of the Warrant being converted divided by (y) the “Current Market Value” (as defined below). The “Value” of the portion of the Warrant being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of shares of Common Stock underlying the portion of this Warrant being converted from (b) the Current Market Value of a share of Common Stock multiplied by the number of shares of Common Stock underlying the portion of the Warrant being converted. As used herein, the term “Current Market Value” per share of Common Stock at any date means: (i) if the shares of Common Stock are listed on a national securities exchange, the average reported last sale price of the Common Stock in the principal trading market for the Common Stock as reported by the exchange or FINRA, as the case may be, for the three trading days preceding the date in question; (ii) if the shares of Common Stock are not listed on a national securities exchange but are traded in the residual over-the-counter market, the average reported last sale price for the Common Stock on for the three trading days preceding the date in question for which such quotations are reported by the OTC Markets or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

2.3.2    Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Warrant with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of shares of Common Stock the Holder will purchase pursuant to such Cashless Exercise Right.

2.4    No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Warrant, in no event will the Company be required to net cash settle the exercise of the Warrant.

3.	Transfer.

3.1    General Restrictions. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Warrant on the books of the Company and shall execute and deliver a new Warrant or Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of shares of Common Stock purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2    Restrictions Imposed by the Act. The securities evidenced by this Warrant shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4.	New Warrants to be Issued.

4.1    Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price (except to the extent that the Holder elects to exercise this Warrant by means of a cashless exercise as provided in Section 2.3 above) and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Warrant of like tenor to this Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of shares of Common Stock purchasable hereunder as to which this Warrant has not been exercised or assigned.

4.2    Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.    Registration Rights. The Company agrees to include for resale the shares of Common Stock issuable upon exercise of this Warrant on a registration statement on Form S-3 (the “Registration Statement”) to be filed with the Commission no later than May 1, 2023 and shall use its reasonable best efforts to have the Registration Statement declared effective as soon thereafter as possible. The Company shall, to the fullest extent permitted by applicable law, indemnify the Holder and each person, if any, who controls such Holder within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such Registration Statement (excluding claims related solely to information supplied by the Holder for inclusion in such Registration Statement).

6.	Adjustments.

6.1    Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of shares of Common Stock underlying the Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1    Stock Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding shares of Common Stock is increased by a dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying the Warrants shall be increased in proportion to such increase in outstanding shares.

6.1.2    Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of the shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying the Warrants shall be decreased in proportion to such decrease in outstanding shares.

6.1.3    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Warrant shall have the right thereafter (until the expiration of the right of exercise of this Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Warrant immediately prior to such event; and if any reclassification also results in a change in shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4    Changes in Form of Warrant. This form of Warrant need not be changed because of any change pursuant to this Section, and Warrants issued after such change may state the same Exercise Price and the same number of shares of Common Stock as are stated in the Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.1.5    Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 6.1.1 and 6.1.2 above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

6.2    Substitute Warrant. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Warrant providing that the holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Warrant shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3    Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights.

7.    Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon exercise of the Warrants, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Warrants shall be outstanding, the Company shall use its best efforts to cause all shares of Common Stock issuable upon exercise of the Warrants to be listed and/or quoted (subject to official notice of issuance) on all securities exchanges or trading platforms on which the Common Stock may then be listed and/or quoted.

8.    Certain Notice Requirements.

8.1    Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least 15 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2    Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution, or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of the Company or securities convertible into or exchangeable for shares of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3    Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating the same and shall be certified as being true and accurate by the Company’s Chief Executive Officer.

8.4    Transmittal of Notices. All notices, requests, consents and other communications under this Warrant shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service and emailed: (i) if to the registered Holder of the Warrant, to:

Ladenburg Thalmann & Co. Inc.

640 Fifth Avenue, 4th floor

New York, New York 10019

Attn: Joseph Giovanniello

Email: jgiovanniello@ladenburg.com

With a copy to:

Graubard Miller

405 Lexington Avenue, 44th Floor

New York, New York 10174

Attention: David Alan Miller, Esq. / Jeffrey M. Gallant, Esq.

Email: dmiller@graubard.com / jgallant@graubard.com

or (ii) if to the Company, to the following address:

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, South Dakota 57104

Attn: Eddie J. Sullivan

Email: eddie@sab.bio

With a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz, Esq.

Email: ilan.katz@dentons.com

9.	Miscellaneous.

9.1    Amendments. All modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2    Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Warrant.

9.3    Entire Agreement. This Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4    Binding Effect. This Warrant shall inure solely to the benefit of and shall be binding upon the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Warrant or any provisions herein contained.

9.5    Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The Company hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York under the accelerated adjudication procedures of the Commercial Division, or in the United States District Court for the State of New York, as applicable, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

9.6    Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

9.7    No Impairment. The Company will not, by amendment of its Certificate of Incorporation, as the same may be amended from time to time, or through any reorganization, recapitalization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant but will at all times in good faith carry out all such terms and take all such actions as may be reasonably necessary or appropriate in order to protect the rights herein of the holder of this Warrant against dilution or other impairment.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the ____ day of March, 2023.

SAB BIOTHERAPEUTICS, INC.

By:
Name: Eddie J. Sullivan
Title: Chief Executive Officer

Form to be used to exercise Warrant:

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, South Dakota 57104

Email: eddie@sab.bio

Attn.: Eddie J. Sullivan

Date: _________________, 20___

The undersigned hereby elects irrevocably to exercise all or a portion of the within Warrant and to purchase ____ shares of Common Stock of SAB Biotherapeutics, Inc. and hereby makes payment of $____________ (at the rate of $_________ per share) in payment of the Exercise Price pursuant thereto. Please issue the securities as to which this Warrant is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase _________ shares of Common Stock purchasable under the within Warrant by surrender of the unexercised portion of the attached Warrant (with a “Value” based of $_______ based on a “Current Market Value” of $_______). Please issue the securities comprising the shares of Common Stock as to which this Warrant is exercised in accordance with the instructions given below.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatever.

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

Form to be used to assign Warrant:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Warrant):

FOR VALUE RECEIVED,________________________________________ does hereby sell, assign and transfer unto ________________________________________ the right to purchase __________ shares of Common Stock of SAB Biotherapeutics, Inc. (“Company”) evidenced by the within Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: ___________________, 20__

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatever.